Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Post-Effective Amendment No. 2 to the Registration Statement of Lightstone Value Plus Real Estate Investment Trust III, Inc. on Form S-11 to be filed on or about September 11, 2015 of our report dated April 22, 2015, on our audits of the financial statements of the Hampton Inn - Des Moines as of December 28, 2014 and December 29, 2013, and for the years then ended, which report was included in the Form 8-K/A filed April 22, 2015. We also consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-11.

/s/ EisnerAmper LLP

Iselin, New Jersey

September 11, 2015